Exhibit (j)(1)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated January 14, 2008 on the financial statements of the Ashport Mutual Funds, comprising Ashport Large Cap Fund, Ashport Small/Mid Cap Fund, and Ashport Global Fixed Income Fund as of November 30, 2007 and for the periods indicated therein and to all references to our firm in the Prospectuses and the Statement of Additional Information in this Post-Effective Amendment to the Ashport Mutual Funds Registration Statement on Form N-1A.






Cohen Fund Audit Services, Ltd.
Westlake, Ohio
March 24, 2008